Exhibit 10.20

ASSET PURCHASE AGREEMENT

among

WYNDHAM MANAGEMENT CORPORATION

GH-GALVESTON, INC.

W-ISLA, LLC

PERFORMANCE HOSPITALITY MANAGEMENT COMPANY

WYNDHAM (BERMUDA) MANAGEMENT COMPANY, LTD.

WYNDHAM HOTELS & RESORTS (ARUBA) N.V.

WHC FRANCHISE CORPORATION

WYNDHAM INTERNATIONAL INC.

WYNDHAM IP CORPORATION

WYNDHAM 58TH STREET, L.L.C.

GRAND BAY MANAGEMENT COMPANY

WYNDHAM INTERNATIONAL OPERATING PARTNERSHIP, L.P.

as the Sellers

and

CENDANT CORPORATION

as the Buyer

Dated as of September 13, 2005

i

ii

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, made as of the 13th day of September, 2005 by and among Wyndham Management Corporation, a Delaware corporation, GH-Galveston, Inc., a Texas corporation, W-Isla, LLC, a Delaware limited liability company, Performance Hospitality Management Company, a Delaware corporation, Wyndham (Bermuda) Management Company Ltd. a company incorporated in the islands of Bermuda, WHC Franchise Corporation, a Delaware corporation, Wyndham International Inc., a Delaware corporation, and Wyndham Hotels & Resorts (Aruba) N.V., a company organized under the laws of Aruba, Wyndham IP Corporation, a Delaware corporation, Wyndham 58th Street, L.L.C., a Delaware limited liability company, Grand Bay Management Company, a Florida corporation, and Wyndham International Operating Partnership, L.P., a Delaware limited partnership (collectively, the “Sellers” and each a “Seller”), and Cendant Corporation, a Delaware corporation (the “Buyer”).

BACKGROUND

The Sellers desire to sell, and the Buyer desires to purchase, the Assets (as defined below), and the Buyer desires to assume the Assumed Liabilities (as defined below), in each case upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The capitalized terms used herein will have the following meanings.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement and all amendments hereto, together with the Exhibits and Schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Trademark and Domain Name Assignment Agreement and Trademark License Agreement.

“Applicable Insurance Policies” shall have the meaning assigned thereto in Section 6.17(a).

“Assets” shall have the meaning assigned thereto in Section 2.1(a).

“Assigned Hardware” shall have the meaning assigned thereto in Section 2.1(a)(vi).

“Assigned IP” shall have the meaning assigned thereto in Section 2.1(a)(v).

“Assigned IP/IT Agreements” shall have the meaning assigned thereto in Section 2.1(a)(iii).

“Assumed Liabilities” shall have the meaning assigned thereto in Section 2.2(a).

“Basket Amount” shall have the meaning assigned thereto in Section 8.2(c).

“Benefit Plans” shall have the meaning assigned thereto in Section 3.11(a).

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning assigned thereto in Section 5.2(d).

“Bonaventure Letter Agreement” shall have the meaning assigned thereto in Section 2.1(b)(xiv).

“Business” means the business conducted by the Sellers and their respective Subsidiaries of franchising, managing and operating the System Hotels and providing all of the services and obligations of Sellers under the Franchise Agreements and Management Agreements, other than with respect to the Excluded Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by Law to be closed in New York City, New York.

“Business Records” means all books, records, ledgers and files or other similar information in the possession of the Sellers, to the extent used or held for use in the operation or conduct of the Assets by any Seller.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer Indemnified Parties” shall have the meaning assigned thereto in Section 8.2(b).

“Buyer Savings Plan” shall have the meaning assigned thereto in Section 6.9(h).

“Closing” shall have the meaning assigned thereto in Section 2.5(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law and any regulations, rulings and guidance issued by the IRS.

“Collective Bargaining Agreements” shall have the meaning assigned thereto in Section 3.11(c).

“Content” shall mean (i) the generic content (i.e., general content not specific to the Business) included in (1) the Centra e-learning tool, (2) the Standard Operating Procedures included in the Assigned IP, and (3) the manual provided to franchisees under the Franchise Agreements; and (ii) the generic know-how (i.e., general know-how not specific to the Business) embodied in other marketing and training materials included in the Assets, in each case (i)-(ii) as such exists prior to the Closing; provided, that, Content does not include any Trademarks or representations thereof in the Content.

“Contracts” shall have the meaning assigned thereto in Section 2.1(a)(iv).

“Contract Employee” means any Corporate Employee who is a party to an Employment Agreement as of the date of this Agreement.

“Corporate Employee” means any employee of the Sellers or their respective Subsidiaries who provides services in connection with the Business and who is employed at a location other than at a System Hotel.

“Corporate Hires” shall have the meaning assigned thereto in Section 6.9(c).

“CRO Agent” means any Corporate Employee who is a central reservations agent.

“Damages” shall have the meaning assigned thereto in Section 8.2(a).

“Designated Domain Names” means those domain names noted with an asterisk on Schedule 2.1(a)(v).

“Documents” means all agreements, certificates and other documents in the possession of the Sellers evidencing or otherwise relating to the Contracts.

“Employee” means any employee of the Sellers or their Affiliates who provides services in connection with the operation of the Contracts, other than any CRO Agent or Help Desk Employee.

“Employee Termination Date” shall have the meaning assigned thereto in Section 6.9(h).

“Employment Agreements” means any employment agreement entered into by and between any of the Sellers or their respective Affiliates and any Corporate Employee.

“Environmental Laws” shall have the meaning assigned thereto in Section 3.15(b).

“ERISA” shall have the meaning assigned thereto in Section 3.11(a).

“Estimated Net Payment Amount” shall have the meaning assigned thereto in Section 2.4(a).

“Estimated Net Payment Statement” shall have the meaning assigned thereto in Section 2.4(a).

“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(b).

“Excluded Employees” means any Corporate Employee set forth on Schedule 3.11(g), and any CRO Agent and Help Desk Employee.

“Excluded IP/IT Agreements” shall have the meaning assigned thereto in Section 2.1(b)(xiii).

“Excluded Liabilities” shall have the meaning assigned thereto in Section 2.2(b).

“Expenses” shall have the meaning assigned thereto in section 6.8.

“Final Net Payment Statement” shall have the meaning assigned thereto in Section 2.4(d).

“Franchise Agreements” means those franchise agreements set forth on Schedule 1A, including any written amendments or modifications thereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Golden Door Marks” shall have the meaning assigned thereto in Section 6.11(b).

“Governmental Entity” shall have the meaning assigned thereto in Section 3.5.

“Group Contract” means those certain agreements listed on Schedule 1B.

“Hazardous Substances” shall have the meaning assigned thereto in Section 3.15(b).

“Help Desk Employee” means any Corporate Employee who is engaged in providing help desk services, including for any of the systems used in the Business.

“Historical Royalties Earned” shall have the meaning assigned thereto in Section 3.14.

“HSR Act” shall have the meaning assigned thereto in Section 3.5(a).

“Incentive Fees Amount” means the portion of the incentive fees paid after the Closing in respect of 2005 under the Management Agreements deemed to be for Sellers’ account, calculated on a pro rata basis based on the number of days in 2005 which have elapsed prior to the Closing Date.

“Incentive Fees Closing Statement” shall have the meaning assigned thereto in Section 2.4(f).

“Indemnified Parties” shall have the meaning assigned thereto in Section 8.2(b).

“Indemnifying Party” shall have the meaning assigned thereto in Section 8.3.

“Intellectual Property” means all U.S. and foreign (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, and any other rights of inventorship, (ii) Trademarks, (iii) copyrights, data and database rights and other rights of authorship, (iv) Trade Secrets, (v) rights of privacy, rights of publicity, rights to personal information, moral rights and rights of attribution and integrity, (vi) other intellectual property or similar rights of any kind or nature, however denominated, throughout the world, including all proprietary rights to Software, (vii) applications and registrations for any the foregoing, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, and (viii) all Legal Actions and rights and remedies at law or in equity for any past, current or future infringement, misappropriation, or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Law” means any binding domestic or foreign law, statute, ordinance, rule, regulation, code or executive order enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Legal Actions” shall have the meaning assigned thereto in Section 3.7.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means any liens, mortgages, pledges or security interests arising in connection with indebtedness for borrowed money.

“Management Agreements” means those management agreements set forth in Schedule 1C, including any written amendments or modifications thereto.

“Multiemployer Plan” shall have the meaning assigned thereto in Section 6.9(g).

“Net Payment Amount” shall have the meaning assigned thereto in Section 2.4(b).

“Net Payment Statement” shall have the meaning assigned thereto in Section 2.4(b).

“Neutral Auditor” shall have the meaning assigned thereto in Section 2.4(d).

“Orders” means any orders, judgment, injunctions, awards, decrees or writs handled down, adopted or imposed by any Governmental Entity.

“Other Agreements” shall have the meaning assigned thereto in Section 2.1(a)(iv).

“Payables Amount” means the sum of (i) the amount of accrued but unpaid costs, expenses and other amounts owed to or otherwise in favor of a Person other than the Sellers who is a party to the Other Agreements as of and including the day immediately prior to the Closing Date under each of the Other Agreements to be transferred by the Sellers as of the Closing, (ii) the amount of accrued but unpaid costs, expenses and other amounts owed to or otherwise in favor of any service provider to the Business as of and including the day immediately prior to the Closing Date and (iii) the amount of unpaid base salary for Corporate Employees who become Transferred Employees in respect of any period prior to the Closing Date.

“Person” means a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Prepaid Expenses Amount” means the amount of prepaid costs, expenses and other prepaid amounts paid on behalf of the Business to a third party and outstanding as of the day immediately prior to the Closing Date.

“Purchase Price” shall have the meaning assigned thereto in Section 2.3.

“Receivables Amount” means the amount of accrued but unpaid fees, commissions and other amounts owed to or otherwise in favor of the Sellers (other than the Incentive Fees Amount) as of and including the day immediately prior to the Closing Date under each of the Contracts to be transferred to the Buyer as of the Closing, as calculated in a manner consistent with Schedule 1D hereto and with such calculations to be made as of and including the day immediately prior to the Closing Date.

“Release” shall have the meaning assigned thereto in Section 3.15(b).

“Representatives” means, when used with respect to the Buyer or any Seller, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of the Buyer or any Seller, as applicable, and their respective Subsidiaries.

“Resolution Period” shall have the meaning assigned thereto in Section 2.4(c).

“Retained Business” shall mean Sellers and its Affiliates businesses using the Content as of immediately prior to the Closing, other than the Business, as such businesses may reasonably evolve.

“Retained Business IP” shall have the meaning assigned thereto in Section 2.1(b)(ix).

“Restricted Contracts” shall have the meaning assigned thereto in Section 2.6(a).

“Savings Plan” shall have the meaning assigned thereto in Section 6.9(h).

“Savings Transfer Date” shall have the meaning assigned thereto in Section 6.9(h).

“Seller Indemnified Parties” shall have the meaning assigned thereto in Section 8.2(a).

“Seller Representative” means Wyndham Management Corporation, a Delaware corporation, acting in its capacity as representative of each of the Sellers under this Agreement.

“Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Sellers Knowledge” means the actual knowledge of Kenneth A. Caplan, Mark M. Chloupek, Timothy L. Fielding, Jonathan D. Gray, Mark Hedley, Jay Litt, Sheri Prosek, Elizabeth N. Schroeder, Mark A. Solls, William Stein and Jamie Walters, without any duty on the part of any such Person to conduct any independent investigation or make any inquiry.

“Sellers Material Adverse Effect” means, with respect to the Business, any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) is or would reasonably be expected to become materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Business, in each case taken as a whole, or (b) would reasonably be expected to prevent or materially delay the consummation of the Closing and the other transactions contemplated hereby or under the Ancillary Agreements or prevent or materially impair or delay the ability of the Sellers to perform their obligations hereunder or under the Ancillary Agreements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Sellers Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions in the United States or any country or region in which the Business is operated (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Business as compared to the business conducted by other Persons in the industry in which the Business is conducted), (ii) changes affecting the industries generally in which the Business is conducted (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Business as compared to the business conducted by other Persons in the industry in which the Business is conducted), (iii) recurring seasonal fluctuations in the Business, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Business as compared to the business conducted by other Persons in the industry in which the Business is conducted), (v) the entering into, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby (including actions of customers, employees, suppliers, franchisees, hotel owners, other counterparties of Contracts and other Persons with which the Sellers have business relationships (which actions may include any change or indication of intent to change the relationship of any such Person with the Sellers or the Business)), or (vi) compliance with the terms of, or the taking of any action required by, this Agreement.

“Software” means all (i) computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, databases, compilations and electronic collections of data (such as, but not limited to, all customer-related data), and the content and information contained on any website, and (ii) flowcharts, descriptions, specifications and other documentation, including, but not limited to, user manuals and training materials, related to any of the foregoing in subsection (i) of this definition. For avoidance of doubt, “Software” includes any prior or interim versions of any Software, and any intermediate Software created in the compilation of any Software.

“Subsidiary” means, when used with respect to any party hereto, any other Person that such party, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person.

“System Hotel Employee” means each employee of the Sellers or their Affiliates who provides services in connection with the operation of the Management Agreements and who is employed on location at a System Hotel.

“System Hotels” means any hotels operating under any Wyndham Mark under the Franchise Agreements or the Management Agreements.

“Taxes” means (x) any and all taxes, fees, levies, assessments, deficiencies, duties, tariffs, imposts and other charges or impositions of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, gross receipts, property, sales, transfer, recordation, bulk transfer, real property transfer and gains, use, license, excise, franchise, employment, social security, unemployment compensation, payroll, premium, withholding, alternative or added minimum, ad valorem or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever; (y) any liability for the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability or by operation of law; and (z) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tempus” means collectively Tempus Resorts Internal, Ltd. and WVC Exchange, LLC.

“Tempus Termination Agreement” means that certain Agreement dated as of July 11, 2005 between Wind Hotels Holdings Inc. and Tempus.

“Termination Date” shall have the meaning assigned thereto in Section 7.1(c).

“Third Party Claims” shall have the meaning assigned thereto in Section 8.3.

“Total Transfer Amount” shall have the meaning assigned thereto in Section 6.9(h).

“Trade Secrets” means all trade secrets, proprietary know-how, and all other confidential information, data, inventions, proprietary processes, formulae, models, and methodologies, including, without limitation, (i) guest and customer lists, data and information, (ii) all procedures, policies, standards, specifications, techniques, controls and other distinguishing elements in connection with the establishment, marketing and operation of hotel and lodging facilities or any chain or franchising system related thereto, (iii) management and other personnel training programs, and (iv) any quality assurance programs.

“Trademarks” means all trademarks, service marks, names, corporate names, trade names, Internet domain names, designs, insignia, logos, slogans, emblems, trade dress, vanity, toll-free and other telephone numbers, symbols and other indicia of source or origin, general intangibles of like nature, all registrations and applications relating to any of the foregoing, together with all goodwill symbolized by any of the foregoing.

“Trademark and Domain Name Assignment Agreement” shall have the meaning assigned thereto in Section 5.2(d).

“Trademark License Agreement” shall have the meaning assigned thereto in Section 5.2(d).

“Transfer Taxes” shall have the meaning set forth in Section 6.15(a).

“Transferred Employee” shall have the meaning assigned thereto in Section 6.9(b).

“Transition Period” shall have the meaning assigned thereto in Section 6.11(b).

“Transition Services Agreement” shall have the meaning assigned thereto in Section 6.18.

“WARN Act” shall have the meaning assigned thereto in Section 6.9(j)

“Wyndham Marks” mean all Trademarks that are currently used in connection with System Hotels, including, without limitation, the Trademarks “Wyndham,” “Wyndham Hotel,” “Wyndham Historic Hotel,” “Wyndham Hotels & Resorts,” “Wyndham Resort,” “Wyndham Luxury Resorts”, “Wyndham Garden,” any other Trademarks that include “Wyndham,” and the Wyndham design and logo, in each case other than any Trademark that is an Excluded Asset.

Section 1.2 General Definitional Provisions. Unless of the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number respectively, (c) the terms “hereof,”, “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) all references to “dollars” or “$” refer to currency of the United States of America; and (f) the terms “including” or any variation thereof means “including without limitation.”

ARTICLE II

SALE, CONSIDERATION AND CLOSING

Section 2.1 Sale of Assets.

(a) Assets. On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers, jointly and severally, shall sell, assign, transfer, convey and deliver, and the Buyer shall purchase, acquire and accept from the Sellers, all of the right, title and interest of the Sellers and their Subsidiaries as of the Closing Date in, to and under the following (collectively, the “Assets”) free and clear of all Liens:

(i) all Management Agreements;

(ii) all Franchise Agreements;

(iii) except for the Excluded IP/IT Agreements, all the contracts and agreements relating to Intellectual Property, information technology or services relating thereto used in the Business (collectively, the “Assigned IP/IT Agreements”), including those contracts and agreements set forth on Schedule 2.1(a)(iii);

(iv) all advertising, marketing, promotional and other agreements set forth on Schedule 2.1(a)(iv) (collectively, the “Other Agreements” and, together with the Management Agreements, Franchise Agreements and Assigned IP/IT Agreements, the “Contracts”);

(v) except for the Retained Business IP, all the Intellectual Property which is owned by any of the Sellers or their Subsidiaries and used or held for use in the Business, including, the Trademark registrations and applications, domain names, common law marks, and all other Intellectual Property which are identified on Schedule 2.1(a)(v) (the “Assigned IP”);

(vi) all equipment and other hardware used or held for use in the Business, including the equipment and hardware identified on Schedule 2.1(a)(vi) (the “Assigned Hardware”);

(vii)	the Business Records and the Documents, other than those that Sellers are required to retain by Law;

(viii) all customer and Franchisee deposits, security or collateral and the segregated bank accounts for the Central Marketing Fund, the National Sales Fees and Regional Marketing Fees collected in respect of System Hotels, in each case, in the possession of Sellers arising out of the Management Agreements or Franchise Agreements;

(ix) counterclaims, set-offs, recoupment rights or defenses with respect to the Assumed Liabilities;

(x) the GDS chain codes set forth on Schedule 2.1(a)(x) and the material telephone numbers that are used in the Business (except for the Retained Business IP ), including those set forth on Schedule 2.1(a)(x);

(xi) except as provided in Schedule 2.1(b)(vi), all claims, judgments or causes of action of Sellers to the extent relating to any of the Assets, and claims related to the value, condition or title to the Assets;

(xii) any payments under liquidated damages provisions under any Management Agreement or Franchise Agreement made after the date of this Agreement in favor of the Sellers in connection with the termination of such Management Agreement or Franchise Agreement;

(xiii) the Collective Bargaining Agreements and the assets of the Saving Plans, to the extent provided in Section 6.9(h); and

(xiv) any receivables included in the calculation of the Receivables Amount as set forth on the Final Payment Statement.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1(a), the parties expressly understand and agree that the Assets shall not include, and none of the Sellers nor any of their Subsidiaries is hereunder selling, assigning, transferring or conveying to the Buyer any right to or interest in any property or asset of the Sellers or their Subsidiaries other than the Assets, including, without limitation, the following excluded assets, properties, rights, contracts and claims, whether tangible or intangible, real, personal or mixed (collectively, the “Excluded Assets”):

(i) all trade accounts and notes receivable and other receivables of the Sellers or any of their Subsidiaries (other than the receivables included in the Assets pursuant to Section 2.1(a)(xiv) or arising under the Contracts transferred to the Buyer hereunder);

(ii) any refund, credit, adjustment or similar benefit (including, without limitation, interest thereon or claims therefor) with respect to any (i) Taxes of or imposed on any of the Sellers or any of their respective Affiliates or (ii) Taxes attributable to the Assets relating to any period or any portion of any period ending on or prior to the Closing Date;

(iii) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, of the Sellers or any of their Subsidiaries other than as provided in Section 2.1(a)(viii);

(iv) any and all insurance policies, binders and claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums;

(v) the Business Records and the Documents that the Sellers or any of their Subsidiaries are required by Law to retain;

(vi) all claims, defenses, causes of action, or claims of any kind that are available to or being pursued by the Sellers or any of their Subsidiaries whether as plaintiff, claimant, counterclaimant or otherwise as set forth on Schedule 2.1(b)(vi);

(vii) any capital stock of, or other equity interest in, any Affiliate or Subsidiary of the Sellers;

(viii) all intercompany accounts receivable due from any Sellers to any of their respective Affiliates;

(ix) all (1) Trademarks (other than the Wyndham Marks) or other Intellectual Property not used or held for use in the Business, or used or held for use exclusively with hotels owned in whole or in part by Sellers or their Affiliates as of the date of this Agreement, or used or held for use exclusively with the “Summerfield Suites” brand or the “Golden Door” brand, but, in each case, not any Assigned IP rights thereto used in combination with any of the foregoing and (2) the Intellectual Property owned in whole or part by Sellers or their Affiliates and used in the Business that is specifically identified on Schedule 2.1(b)(ix)(2) (the property described in clauses (1) and (2), the “Retained Business IP”);

(x) the assets described on Schedule 2.1(b)(x);

(xi) the Master Agreement, dated July 14, 2000, among Wyndham International, Inc. and Tempus (as amended by that certain First Amendment to Master Agreement in October 2002, that certain Second Amendment to Master Agreement dated as of November 8, 2004, and that certain Standstill and Tolling Agreement dated July 11, 2005 and the Tempus Termination Agreement;

(xii) all rights under this Agreement and the Ancillary Agreements;

(xiii) the IP/IT Contracts set forth on Schedule 2.1(b)(xiii) and any other contracts or agreements used exclusively with the Excluded Assets (collectively, the “Excluded IP/IT Agreements”); and

(xiv) the letter agreement, dated as of September 30, 2004, between Wyndham Management Corporation and Bonaventure Associates, Ltd. (the “Bonaventure Letter Agreement”).

(c) Completion of Assigned IP/IT Agreement Schedules. Sellers shall include, as of the date hereof, all material Assigned IP/IT Agreements on Schedule 2.1(a)(iii), and to the extent Seller discloses that Assigned IP/IT Agreements shall have been omitted from such schedule will provide to Buyer a completed schedule of Assigned IP/IT Agreements within seven (7) Business Days after the date hereof. All Assigned IP/IT Agreements not on Schedule 2.1(a)(iii) as of the date hereof and all Assigned IP/IT Agreements noted with an asterisk on Schedule 2.1(a)(iii) that are not Excluded IP/IT Agreements as of the date hereof (if any) will be deemed Assigned IP/IT Agreements, except to the extent that Buyer does not agree to include any such Assigned IP/IT Agreement by notice to the Seller Representative within five (5) Business Days of the later of (i) the date of this Agreement or (ii) after receipt of such completed Schedule (if applicable), in which case such Assigned IP/IT Agreements shall be deemed Excluded IP/IT Agreements. All Other Agreements noted with an asterisk on Schedule 2.1(a)(iv) as of the date hereof (if any) will be deemed Other Agreements, except to the extent that Buyer does not agree to include any such Other Agreements by notice to the Seller Representative within five (5) Business Days of the date of this Agreement.

Section 2.2 Assumption of Liabilities and Obligations.

(a) Assumed Liabilities. On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Buyer shall expressly assume, and shall thereafter pay or otherwise perform or discharge when due, all Liabilities (other than any Excluded Liabilities), to the extent arising out of or relating primarily to the Business or the Assets, whether arising from facts or events occurring before, on or after the Closing Date (collectively, the “Assumed Liabilities”); provided, however, that nothing herein shall limit or prevent the Buyer from asserting any defenses, claims or counterclaims it may have in respect of any of the Assumed Liabilities (including those related to the validity and enforceability thereof). In addition, all Liabilities included in the Payables Amount as set forth on the Final Payment Statement shall be Assumed Liabilities.

(b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not assume or be obligated (and Sellers and their Subsidiaries shall retain their respective obligations) to pay, perform or otherwise assume or discharge any Liabilities of Sellers or any Subsidiary of Sellers, except for the Assumed Liabilities (the “Excluded Liabilities”). In addition, the following Liabilities of the Sellers and their Affiliates shall be Excluded Liabilities:

(i) all Liabilities of the Sellers and any of their respective Affiliates for (i) Taxes of or imposed on any of the Sellers or any of their respective Affiliates or (ii) Taxes attributable to the Assets relating to any period or any portion of any period ending on or prior to the Closing Date;

(ii) any Liabilities (w) relating to indebtedness for borrowed money, (x) evidenced by bonds, debentures, notes or similar instruments, (y) relating to indebtedness of others guaranteed by any Seller and (z) in respect of letters of credit acceptance facilities, letters of guaranty or similar instruments, in each case, other than under the Contracts;

(iii) any Liabilities of Sellers with respect to indemnification of any officer, director, employee or other agent or representative of any Seller either (i) to the extent not primarily relating to the Business or (ii) to the extent covered by Sellers’ insurance policies;

(iv) all Liabilities relating to the Legal Actions set forth on Schedule 2.2(b)(iv);

(v) all Liabilities arising out of, in respect of or relating to any of (x) the hiring, employment or termination of any Employee who is not a Transferred Employee, except as otherwise provided in Section 6.9(e), (y) any Benefit Plan, except as otherwise provided in Section 6.9, and (z) any Employment Agreement;

(vi) all Liabilities relating to the termination payment pursuant to the Tempus Termination Agreement referred to in Section 3.16;

(vii) all Liabilities under this Agreement and the Ancillary Agreements; and

(viii) all Liabilities to the extent arising out of or relating to any Excluded Asset.

Section 2.3 Purchase Price. At the Closing, the Buyer shall pay to the Seller Representative One Hundred Million U.S. Dollars ($100,000,000) (the “Purchase Price”), in immediately available funds by wire transfer to such account or accounts that the Seller Representative shall designate to the Buyer.

Section 2.4 Payment for Receivables, Payables and Incentive Fees. (a) Not later than two (2) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Buyer a statement (the “Estimated Net Payment Statement”) in reasonable detail setting forth the Seller Representative’s good faith estimate (on a preliminary basis) of the difference between (i) the Receivables Amount plus the Prepaid Expenses Amount less (ii) the Payables Amount, in each case, as of and including the day immediately preceding the Closing Date (such estimate, the “Estimated Net Payment Amount”). At the Closing, to the extent that the Estimated Net Payment Amount is a positive amount, then the Buyer shall pay such amount to the Seller Representative and, to the extent that the Estimated Net Payment Amount is a negative amount, then the Seller Representative shall pay such amount to the Buyer.

(b) Within sixty (60) days after the Closing Date, the Buyer will deliver to the Seller Representative a statement (the “Net Payment Statement”) in reasonable detail setting forth the difference between the Receivables Amount plus the Prepaid Expenses Amount less the Payables Amount, in each case, as of and including the day immediately preceding the Closing Date (the “Net Payment Amount”). The Sellers will assist and cooperate with the Buyer in the preparation of the Net Payment Statement, including by providing the Buyers and its Affiliates with reasonable access to the books and records relating to the Contracts and to any other information reasonably necessary to prepare the Net Payment Statement.

(c) The Seller Representative shall, within thirty (30) days after the delivery by the Buyer of the Net Payment Statement, complete its review of the Net Payment Statement. In the event that the Seller Representative determines that the Net Payment Statement has not been prepared on a basis consistent with the terms of this Agreement, the Seller Representative shall deliver notice to the Buyer on or prior to the thirtieth (30th) day after receipt of the Net Payment Statement specifying in reasonable detail all disputed amounts and the basis therefor. The Buyer’s calculation of the Net Payment Amount shall become final on such thirtieth (30th) day after delivery of the Net Payment Statement to the Seller Representative except to the extent of any disputed amounts so specified by the Seller Representative in such a notice by the Seller Representative. If the Seller Representative so notifies the Buyer of any such disputed amounts, the Buyer and the Seller Representative shall, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve promptly their differences and any written resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement. The Buyer will provide the Sellers and their representatives access to any books and records, work papers and to any other information reasonably necessary to evaluate the disputed amounts.

(d) If at the conclusion of the Resolution Period, the Seller Representative and the Buyer have not reached an agreement on the Seller Representative’s objection(s), then all amounts and issues remaining in dispute shall be submitted by the Seller Representative and the Buyer to a mutually acceptable nationally recognized independent accounting firm (the “Neutral Auditor”) for a determination resolving such amounts and issues; provided, however, that if following the Resolution Period there do not remain in dispute amounts the aggregate net amount of which exceed One Hundred Thousand U.S. Dollars (US$100,000.00), then all amounts remaining in dispute shall be deemed to have been agreed by the Sellers and the Buyer in favor of the Net Payment Statement delivered by the Buyer to the Seller Representative. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne one-half by the Sellers, on the one hand, and one-half by the Buyer, on the other hand. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative and the Buyer in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor’s determination shall be based upon and be consistent with the terms and conditions of this Agreement. In deciding any matter, the Neutral Auditor (i) shall be bound by the provisions of this Section 2.4(d) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by the Sellers or the Buyer or less than the smallest value for such item claimed by the Sellers or the Buyer. The Neutral Auditor’s determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to the Seller Representative and the Buyer and shall be final, conclusive, nonappealable and binding for all purposes hereunder, absent manifest error. The term “Final Net Payment Statement” means the definitive Net Payment Statement (x) to which the Seller Representative has not delivered the notice described in Section 2.4(c) within the time prescribed in Section 2.4(c), (y) agreed to by the Seller Representative and the Buyer in accordance with Section 2.4(c) or (z) the definitive Net Payment Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.4(d).

(e) If the calculation of the Net Payment Amount contained in the Final Payment Statement is greater than the Estimated Net Payment Amount (taking into account positive and negative amounts), the Buyer shall pay to the Seller Representative an amount in cash equal to the amount of such excess. If the Net Payment Amount contained in the Final Payment Statement is less than the Estimated Payment Amount (taking into account positive and negative amounts), the Seller Representative shall pay to the Buyer an amount in cash equal to the amount of such deficiency.

(f) Within sixty (60) days after the end of the fiscal year in which the Closing Date occurs, the Buyer will deliver to the Seller Representative a statement (the “Incentive Fees Closing Statement”) in reasonable detail setting forth the Incentive Fees Amount. The Buyer shall pay to the Seller Representative an amount in cash equal to the Incentive Fees Amount upon ultimate determination of the Incentive Fees Amount. Section 2.4(c) and Section 2.4(d) shall be deemed to apply in respect of the Incentive Fees Closing Statement to the same extent as if the Incentive Fees Closing Statement was the Net Payment Statement, provided that the timing of the delivery of the Incentive Fees Closing Statement shall be as set forth in this Section 2.4(f), mutatis mutandis.

(g) All amounts payable by the Buyer or the Seller Representative, as the case may be, pursuant to Section 2.4(e) or Section 2.4(f) shall be paid within three (3) Business Days after the ultimate determination of the Final Net Payment Statement or the Incentive Fee Closing Statement, as applicable. All amounts payable under Section 2.4(e) and Section 2.4(f) shall be paid in U.S. dollars in immediately available funds by wire to an account or accounts designated for such purpose by the party to receive such payment.

Section 2.5 The Closing.

(a) Subject to the satisfaction or waiver of all of the conditions to closing contained in Article V, the closing of the sale of the Assets (the “Closing”) shall take place on the third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) is satisfied or waived in accordance with this Agreement or at such other place and time or on such other date as the Buyer and the Seller Representative may agree in writing (the date on which the Closing takes place, the “Closing Date”); provided, however, that the Closing shall not occur prior to the three-week anniversary of the date of this Agreement; provided, further, that, subject to this Section 2.5(a), it is the intention of the parties that the Closing occur on the third Business Day after the condition set forth in Section 5.1(a) is satisfied.

(b) The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other location agreed upon by the parties to this Agreement.

Section 2.6 Non-Assignment of Assets.

(a) If the sale, assignment or transfer of any of the Contracts, or a request for permission to sell, assign or transfer any Contracts requires the consent of any Person not a party to this Agreement, then this Agreement shall not constitute a contract to assign such Contract, until such time as such consent has been received to the extent that an attempted assignment without such consent would (i) constitute a breach under any agreement applicable to the Asset, (ii) create rights in others not desired by any Seller, or (iii) create rights in third parties against any Sellers (such Contracts, “Restricted Contracts”).

(b) To the extent that Sellers and the Buyer are unable to obtain any required consent with respect to such Restricted Contracts prior to the Closing, Buyer will be required to consummate the transactions contemplated by this Agreement notwithstanding that such Restricted Contracts shall not be assigned and without any adjustment to the Purchase Price. With respect to any Restricted Contract, on the Closing Date, if and to the extent permitted by applicable Laws and the pertinent Restricted Contract, Buyer shall assume the responsibility to supervise, manage, administer and otherwise discharge the duties that were discharged by Sellers with respect to such Restricted Contract prior to the Closing Date and shall indemnify Sellers for any Damages incurred by them to the extent Buyer fails to do so, and Buyer shall be entitled to, and Sellers shall take all actions reasonably requested by Buyer to ensure that Buyer receives, all rights, privileges and powers of Sellers under such Restricted Contract, until the requisite approvals are obtained (or the relevant contracts amended to provide) for Buyer to assume the rights, privileges and powers of Sellers thereunder. Upon the receipt of such approval (or the amendment of such contracts), Buyer will assume the rights, privileges and powers of Sellers thereunder in accordance with the terms of this Agreement and the aforesaid rights, privileges and powers under such Restricted Contract shall be assigned to and assumed by Buyer and such Restricted Contract shall become an Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the schedules attached hereto (which each correspond to the section of this Agreement to which the information stated in such schedule relates, provided that any fact or condition disclosed in any schedule in such a way as to make its relevance to another schedule that relates to a representations or warranties made elsewhere in this Article III reasonably apparent shall be deemed to be an exception to such representations or warranties notwithstanding the omission of a reference or cross reference thereto), Sellers jointly and severally represent and warrant as follows:

Section 3.1 Organization and Power. Each Seller is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each Seller is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Sellers Material Adverse Effect.

Section 3.3 Authorization. Each Seller has all necessary corporate or other power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent it is a party thereto. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller, as applicable, and the consummation by it of the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate or other action on the part of each Seller, as applicable.

Section 3.4 Enforceability. This Agreement and the Ancillary Agreements have been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Buyer, constitute legal, valid and binding agreements of each Seller, as applicable, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller and the consummation by it of the transactions contemplated hereby and thereby do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, supranational, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

(b) any applicable state, local, federal or foreign Laws governing the sale of liquor; and

(c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Sellers Material Adverse Effect.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 3.5(b) shall not be a condition to the Closing or be deemed, individually or in the aggregate, to have, result in, or cause a Sellers Material Adverse Effect.

Section 3.6 Non-Contravention. Except as set forth in Schedule 3.6, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller and the consummation by it of the transactions contemplated hereby and thereby do not and will not:

(a) contravene or conflict with, or result in any violation, breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) of, any provision of its organizational documents; and

(b) assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made, contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to such Seller or by which any of its assets are bound, other than as would not have a Sellers Material Adverse Effect.

Section 3.7 Litigation. As of the date of this Agreement, except as set forth in Schedule 3.7 and except for any Excluded Liabilities, there are no legal actions, claims, demands, arbitrations, hearings, charges, union grievances, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative investigative proceedings, Orders, or petitions (collectively, “Legal Actions”) pending or, to the Sellers Knowledge, threatened in writing against the Sellers or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to materially adversely affect (i) the Assets (or the use, operation or value thereof), (ii) the Business or (iii) the ability of any Seller to consummate the transactions contemplated hereby or by the Ancillary Agreements.

Section 3.8 Contracts.

(a) As of the date of this Agreement, except as set forth in Schedule 3.8(a), (i) no Seller has received any written notice of any material claim of default under any Contract and (ii) each Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, and, to Sellers Knowledge, Sellers have made available to the Buyer true and complete copies of all Contracts, including any amendments thereto, and there are no other written agreements relating to such Contracts with the counterparties to such Contracts.

(b) Except as contemplated by this Agreement, Sellers own and have not assigned or agreed to assign their rights under the Contracts and there are no Liens on any of the Contracts.

(c) Except for facilities related to Tempus and Great Eastern, there are no hotels or other lodging or timeshare facilities owned, managed, franchised or otherwise operated by, or pursuant to contracts or arrangements with, Sellers or any of their Affiliates, in connection with the Wyndham Marks other than pursuant to the Franchise Agreements and Management Agreements.

Section 3.9 Intellectual Property.

(a) Except as would not be material to the Business, the Sellers own the entire right, title and interest in and to each of the material Assigned IP, subject only to the Assigned IP/IT Agreements, the Franchise Agreements and the Management Agreements and to those Liens, licenses, contracts, agreements, consent decrees, judgments, orders or other rights expressly set forth in Schedule 3.9(a).

(b) Except as would not be material to the Business or as expressly set forth in Schedule 3.9(b), to the Sellers Knowledge, (i) the Sellers own, license pursuant to the Assigned

IP/IT Agreements or otherwise have the right to use pursuant to a right included in the Assets as it is currently used in the Business, each item of Intellectual Property used in the Business; (ii) none of the Assigned IP currently used in the Business is or has been adjudged invalid or unenforceable in whole or in part; (iii) no Person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Assigned IP; (iv) each contract or agreement relating to the Assigned IP is valid and enforceable, is binding on all parties to such contract or agreement, and is in full force and effect; (v) no party to any contract or agreement relating to the Assigned IP is in breach thereof or default thereunder; (vi) the Sellers have taken commercially reasonable actions to protect, preserve and maintain the Assigned IP; and (vii) the Assigned IP and the conduct of the Business as currently conducted do not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and there is no such claim or proceeding (including, without limitation, any opposition, interference, invalidation, and/or cancellation proceeding or other claim) pending or threatened against the Assigned IP or against any of the Sellers or their Affiliates with respect to the Business.

(c) To the Sellers Knowledge, (i) the Assigned IP includes all material Intellectual Property used or held for use in the Business as it is currently conducted, other than (A) Intellectual Property licensed pursuant to the Assigned IP/IT Agreements and (B) generally commercially available, “off-the-shelf” software and IP systems having an acquisition price of less than twenty-five thousand dollars (US$25,000) in the aggregate for use of each software product or IP system; and (ii) the Assigned IP/IT Agreements, Excluded IP/IT Agreements, Franchise Agreements, Management Agreements and the contracts and agreements expressly set forth in Schedule 3.9(a) include all material contracts and agreements relating to Intellectual Property, information technology, or services relating thereto used or held for use in the Business. No Seller nor any Affiliate of any Seller, nor any current or former partner, director, stockholder, officer, or employee of the Sellers or their Affiliates, will, after giving effect to the transactions contemplated hereby, own or retain any right, title or interest in or to any of the Assigned IP, except for (i) such rights expressly granted pursuant to the Trademark License Agreement, Section 6.11 and Section 6.19(c) of this Agreement and in any franchise agreement or management agreement between Sellers or any of their Affiliates on the one hand and Buyer and any of its Affiliates on the other hand and (ii) individual natural persons’ moral rights and rights related to privacy/publicity and likeness.

(d) To the Sellers Knowledge, the use and dissemination by any of the Sellers, their Affiliates, owners of properties subject to any Management Agreement or Franchisees of any and all data on or regarding individuals is in compliance in all material respects with all applicable privacy policies and privacy and data Laws related to the Business.

Section 3.10 Brokers and Finders. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers.

Section 3.11 Benefit Plans; Collective Bargaining Agreements

(a) Schedule 3.11(a) sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any severance, vacation, and incentive plan, program or policy sponsored or maintained by Seller or any of its Affiliates in which the Employees (as such term is defined in Section 3.11(e) below) participate or are entitled to participate (collectively, the “Benefit Plans”) that is material.

(b) The Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in accordance with their terms and such Laws, except where the failure to so comply would not be material to the Business. Except as set forth on Schedule 3.11(b), no Benefit Plan exists that could result in the payment to any Employee of any money or other property (including any severance payments, bonus or other compensation) or in the acceleration of any other rights or benefits to any Employee as a result of the transactions contemplated herein.

(c) Schedule 3.11(c) sets forth a complete list of all collective bargaining agreements to which the Sellers or their Affiliates are a party or by which Sellers or their Affiliates are bound, which in any such case covers services performed by Employees of Sellers or their Affiliates (the “Collective Bargaining Agreements”). Except to the extent set forth in Schedule 3.11(c), there are no labor organizing activities, pending demands for recognition or certification, certified or recognized labor representatives, strikes, lockouts, or work stoppages with respect to the Employees.

(d) With respect to the Employees, the Sellers and their Affiliates: (i) are not required to maintain affirmative action plans, and (ii) have complied in all material respects with all requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs. To the Sellers Knowledge, the Sellers, their Affiliates and each Person acting as an agent of the Sellers or their Affiliates, are in material compliance with all applicable Laws prohibiting unlawful discrimination against customers or potential customers, except where the failure to so comply would not be material to the Business.

(e) Schedule 3.11(e) sets forth a list of each Corporate Employee as of the date of this Agreement.

(f) Schedule 3.11(f) sets forth a list of each Corporate Employee who is party to an Employment Agreement as of the date of this Agreement. Except as set of on Schedule 3.11(f), no Employee is a party to an individual employment, severance or similar contract with any Seller or any Subsidiary thereof.

(g) Schedule 3.11(g) sets forth a list of each Corporate Employee to whom Buyer and any of its Affiliates are precluded from making offers of employment.

Section 3.12 Compliance with Applicable Laws. Except as set forth on Schedule 3.12 and except for failures that would not be material to the Business, Sellers have conducted the Business in compliance with all applicable Laws, and, to Sellers Knowledge, none of the Sellers has received any written notice from a Governmental Entity alleging any material violation of any applicable Law in connection therewith.

Section 3.13 Title and Related Matters. Except as set forth in Schedule 3.13 hereto, Sellers have good and marketable title to, or have a valid leasehold interest in, all personal, tangible and intangible property and other assets that are material to the conduct of the Business as currently conducted included in the Assets, free and clear of all Liens other than Liens that will be released at or prior to the Closing. Upon Closing, the Buyer will have good and marketable title to, or will have a valid leasehold interest in, all personal, tangible or intangible, property and other assets that are material to the conduct of the Business as currently conducted included in the Assets, free and clear of all Liens other than Liens created by, or arising as a result of the ownership of the Assets by, Buyer.

Section 3.14 Royalties Earned. Schedule 3.14 hereto, to Sellers Knowledge, sets forth a schedule of royalties earned by the Business for the period commencing January 1, 2004 and ending December 31, 2004 and for the period commencing January 1, 2005 and ending July 31, 2005 (the “Historical Royalties Earned”). To Seller’s Knowledge, the Historical Royalties Earned have been prepared in good faith from the books and records of the Sellers and present fairly, in all material respects, the royalties earned by Sellers and their Affiliates for the relevant periods.

Section 3.15 Environmental Matters.

(a) Except as set forth in Schedule 3.15, to Sellers Knowledge, with respect to any real property managed by Sellers pursuant to a Management Agreement, (i) neither Sellers nor any Person owning any real property managed by Sellers pursuant to a Management Agreement with Sellers, (A) has received from any Governmental Entity any written notice of material violation of, alleged material violation of, material non-compliance with, or material liability or potential material liability pursuant to, any Environmental Law, other than notices with respect to matters that have been resolved and for which Sellers or other parties as described herein have no further obligations outstanding, (B) has received any written material request for information from any Governmental Entity or is subject to any material investigation with respect to any environmental matter by any Governmental Entity, or (C) is subject to any outstanding Order or other agreement with regard to any material violation, material noncompliance or material liability under any Environmental Law; and (ii) no Hazardous Substances have been Released into the soil, surface water or ground water at, on, or under any real property managed by Sellers or by a Person who has entered into a Management Agreement with Sellers, (A) such that the Sellers or such other Person would reasonably be expected to be obligated to remediate Releases of such Hazardous Substances pursuant to any Environmental Law at a cost material to the Business or (B) that would reasonably be expected to result in material claims against Sellers by other Persons (including the Persons owning Real Property managed by Sellers or Persons who have entered into Management Agreements with Sellers) under any Environmental Law (including material claims for damage or injury to persons, property or natural resources).

(b) For purposes of this Section 3.15, “Environmental Laws” means all applicable Laws relating to pollution, the protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; “Hazardous Substances” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law; and “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each Seller as follows:

Section 4.1 Organization and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Authorization. The Buyer has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.

Section 4.3 Enforceability. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the parties thereto (other than the Buyer), constitute legal, valid and binding agreements of the Buyer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by it of the transactions contemplated hereby and thereby do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the pre-merger notification required under the HSR Act;

(b) any applicable state, local, federal or foreign Laws governing the sale of liquor; and

(c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay the consummation of the Closing and the other transactions contemplated by this Agreement or the Ancillary Agreements or prevent or materially impair or delay the ability of the Buyer to perform its obligations hereunder or thereunder.

Notwithstanding anything to the contrary in this Agreement, the failure to obtain approvals, consents or authorizations in respect of or related to the matters referred to in Section 4.4(b) shall not be a condition to the Closing.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation by it of the transactions contemplated hereby and thereby do not and will not:

(a) contravene or conflict with, or result in any violation or breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) of, any provision of its organizational documents; and

(b) assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made, contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Buyer or by which any of its assets are bound, other than as would not would reasonably be expected to prevent or materially delay the consummation of the Closing and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Buyer to perform its obligations hereunder.

Section 4.6 Capital Resources. The Buyer has, and will have on the Closing Date, sufficient cash to pay the Purchase Price and any other amounts payable by the Buyer in connection with the transactions contemplated by this Agreement.

Section 4.7 Absence of Litigation. There are no Legal Actions pending or, to the Buyer’s knowledge, threatened against the Buyer that would reasonably be expected to materially adversely affect any action to be taken by the Buyer under this Agreement or the other agreements contemplated hereby to be delivered at the Closing.

Section 4.8 Brokers and Finders. Other than Merrill Lynch, whose fees, commissions and expenses will be paid solely by the Buyer, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to this Agreement to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Antitrust. The waiting period applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Closing or the other transactions contemplated by this Agreement.

Section 5.2 Conditions Precedent to the Sellers’ Obligations. The obligation of the Sellers to consummate the transfer of the Assets to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date);

(b) The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing;

(c) The Seller Representative shall have received a certificate, signed by a senior executive officer of the Buyer, certifying as to the matters set forth in Section 5.2(a) and Section 5.2(b);

(d) The Seller Representative shall have received: (i) a Bill of Sale, Assignment and Assumption Agreement (a “Bill of Sale, Assignment and Assumption Agreement”) duly executed by the Buyer in substantially the form of Exhibit A attached hereto, (ii) the Transition Services Agreement (as defined below) duly executed by the Buyer, (iii) a Trademark and domain name assignment agreement (a “Trademark and Domain Name Assignment Agreement”) duly executed by the Buyer in substantially the form of Exhibit B attached hereto for each applicable Seller for their respective Assigned IP and (iv) a trademark license agreement (a “Trademark License Agreement”) duly executed by the Buyer in substantially the form of Exhibit C; and

(e) The Sellers shall have received the Purchase Price in accordance with Section 2.3 and the Estimated Net Payment (if applicable) in accordance with Section 2.4, by wire transfer of immediately available funds to an account or accounts designated by Seller Representative for it and on behalf of and as agent for the other Sellers.

Section 5.3 Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Sellers Material Adverse Effect qualifications contained in them as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent the failure or failures of such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, have a Sellers Material Adverse Effect;

(b) Each Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by such Seller on or before the Closing;

(c) The Buyer shall have received a certificate, signed by a senior executive officer of each Seller, certifying as to the matters set forth in Section 5.3(a) and Section 5.3(b); and

(d) The Buyer shall have received: (i) a Bill of Sale, Assignment and Assumption Agreement duly executed by each Seller, (ii) the Transition Services Agreement duly executed by the applicable Sellers and/or their Affiliates named therein, (iii) the Trademark and Domain Name Assignment Agreement duly executed by each applicable Seller for their respective Assigned IP, (iv) the Trademark License Agreement duly executed by the Sellers, (v) each of the franchise agreements contemplated under Section 6.13 (other than the franchise agreements that Sellers may elect not to enter into at their option) and (v) the Estimated Net Payment (if applicable) in accordance with Section 2.4, by wire transfer of immediately available funds to an account or accounts designated by Buyer.

(e) The Buyer shall have received a Beverage Services Agreement substantially in the form attached as Exhibit D duly executed by the applicable Seller or Affiliate thereof in connection with each of the Management Agreements, except with respect to any Management Agreement identified by Buyer in writing prior to the Closing.

Section 5.4 Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that the Sellers and the Buyer have respectively waived any conditions which are not satisfied as of the Closing.

ARTICLE VI

AGREEMENTS

Section 6.1 Conduct of Business by the Sellers. From the date of this Agreement until the Closing, subject to applicable Law, the Sellers jointly and severally agree to (x) operate the Business in the ordinary course and administer the Contracts only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve intact their respective Assets. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Sellers shall not take any of the following actions, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed:

(a) except as required by Law or any applicable Benefit Plan or Collective Bargaining Agreement, (i) increase the compensation or benefits payable or to become payable to any of the Employees, (ii) modify, amend, renegotiate or terminate any Collective Bargaining Agreement or (iii) enter into any employment, change of control or severance agreement with any of the Employees;

(b) sell, lease, license (other than non-material licenses in the ordinary course of business), transfer, pledge, encumber, grant or dispose of any Assets;

(c) other than in the ordinary course of business, terminate, renew, amend in any material respect, delegate any material rights under or assign any Contract (other than Franchise Agreements or Management Agreements);

(d) except as set forth in Section 6.13, modify, enter into or renew any Franchise Agreements or Management Agreements or otherwise grant any franchise, license or similar rights to any third party, provided, however, if any Franchise Agreement or Management Agreement is scheduled to expire by its terms, Seller may extend such Franchise or Management Agreement for a period not to exceed 90 days;

(e) dispose of, grant, or obtain, or permit to lapse any rights to, any Assigned IP (other than non-material licenses in the ordinary course of business) or dispose of or disclose to any Person (other than in the ordinary course of business or to Representatives of Buyer), any material Trade Secret included in the Assigned IP; or

(f) agree or commit to do any of the foregoing.

Section 6.2 Other Actions. The parties shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take any action that could reasonably be expected to result in any of the conditions to the Closing set forth in Article V of this Agreement not being satisfied or satisfaction of those conditions being materially delayed.

Section 6.3 Access to Information.

(a) The Sellers shall: (i) provide to the Buyer and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records relating to the Assets; and (ii) furnish promptly such information concerning the Assets as the Buyer or its Representatives may reasonably request. No investigation conducted under this Section 6.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement. Not later than seven Business Days from the date hereof, Sellers shall jointly appoint three Persons with knowledge of, and experience in, the operations and affairs of the Business and Buyer shall appoint three Persons with responsibility for overseeing the operational integration of the Business with the Buyer’s business, to comprise a transition team that shall meet on a reasonable, regular basis to discuss and implement reasonable steps necessary to achieve an orderly integration of the Assets and the Business with Buyer as of the Closing. The parties shall hold as confidential in accordance with Section 6.7(a) any information provided to it under this Section 6.3(a).

(b) Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the administration, usage or operation of the Assets prior to the Closing. Prior to the Closing, the Sellers shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the administration, usage or operation of the Assets.

Section 6.4 Notices of Certain Events.

(a) The Seller Representative shall notify the Buyer promptly, and in any event within three Business Days, of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Sellers or its Representatives), (ii) any material Legal Actions threatened or commenced against or otherwise affecting the Sellers challenging the consummation of the transactions contemplated by the Agreement, (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing which causes or is reasonably likely to cause the conditions set forth in Section 5.3(a) or Section 5.3(b) of this Agreement not to be satisfied or (iv) any intention to extend a Franchise Agreement or Management Agreement under Section 6.1(d); provided, that with respect to this clause (iv), such notice shall be provided to the Buyer no less than thirty days’ prior to any extension.

(b) The Buyer shall notify the Seller Representative promptly, and in any event within three Business Days, of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Buyer or its Representatives), (ii) any material Legal Actions threatened or commenced against or otherwise affecting the Buyer challenging the consummation of the transactions contemplated by the Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing which causes or is reasonably likely to cause the conditions set forth in Section 5.2(a) or Section 5.2(b) of this Agreement not to be satisfied.

(c) The delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.5 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article V are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 6.6 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Buyer and the Seller Representative shall (i) subject to Section 6.6(b) with respect to the Buyer, use its commercially reasonable efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement under, and (ii) thereafter make any other submissions either required or deemed appropriate in connection with the transactions contemplated by this Agreement under, (A) the HSR Act and (B) any other applicable Laws. The Buyer and the Seller Representative shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party or its advisors prior to filing; and in furtherance thereof, as soon as practicable after the date of this Agreement and in no event later than five Business Days after the date hereof, the Buyer and the Seller Representative agree to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. Neither the Buyer nor the Seller Representative shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) Each of the Buyer and the Seller Representative shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Buyer or the Seller Representative (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. The Buyer shall advise the Seller Representative promptly of any understandings, undertakings or agreements (oral or written) which the Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Buyer shall use its best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including using its best efforts to contest any Legal Action related thereto.

(c) The Sellers and the Buyer shall use their respective commercially reasonable efforts to obtain any third party consents from Persons who are not Governmental Entities necessary, proper or advisable to assign the Assets, provided that no party nor any of their Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any Liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise.

(d) Notwithstanding anything in this Agreement to the contrary, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), no party nor its Affiliates shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, license, hold separate or otherwise dispose of or conduct the Assets or their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of such party or any of such party’s Affiliates or the conduct of their business in a specified manner.

Section 6.7 Confidentiality; Press Release. (a) The Buyer and the Sellers shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby, including without limitation, the Purchase Price, the Estimated Net Payment or the Final Net Payment, and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies, prospective franchisees or other advisors of any of the foregoing, provided, that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any applicable Law or the requirements of the New York Stock Exchange and (iv) any notices required to be delivered by the Sellers or any of their Affiliates to Persons who are a party to any Contracts. The provisions of this Section 6.7(a) shall survive the Closing or any termination of this Agreement for a period of two years.

(b) Neither the Sellers nor the Buyer may issue a press release or make any other public statement or other disclosure with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto, provided, that the Sellers and the Buyer may issue following (i) the execution of this Agreement and (ii) the Closing, one or more press releases approved by the parties hereto (which approval may not be unreasonably withheld), which may contain or make reference to the Purchase Price paid hereunder.

(c) Prior to the Closing, Buyer or any of its Affiliates shall be permitted and authorized to prepare, file and prosecute with any Governmental Entity a Uniform Franchise Offering Circular, notices, applications, and ancillary documents to register to sell System Hotel franchises after the Closing in any jurisdiction that will accept such filing on a confidential basis. If Buyer or any of its Affiliates makes any such confidential filing, it will request delayed effectiveness of the franchise registration until Buyer notifies the applicable Governmental

Entity that the Closing has occurred. If the Closing does not occur, Buyer shall promptly withdraw such notices and applications. Any such filing shall be subject to the approval of Seller, which approval will be withheld only if such filing would have an adverse impact on any of Seller’s existing franchise registrations or would otherwise jeopardize a filing then-currently in process. Prior to the Closing, in consultation with the Seller Representative, Buyer or any of its Affiliates shall be permitted and authorized to communicate with Franchisees and owners of properties subject to any Management Agreement in connection with the transactions contemplated under this Agreement.

Section 6.8 Fees and Expenses. Whether or not the Closing is consummated, all expenses (including fees and expenses payable to Representatives) incurred by any party to this Agreement or its Affiliates or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, provided, however, that this Section 6.8 shall not apply to Transfer Taxes. The provisions of this Section 6.8 shall survive the Closing or any termination of this Agreement.

Section 6.9 Employee Matters. (a) Five Business Days prior to the Closing Date, the Sellers shall provide the Buyer with a list of all System Hotel Employees then employed with the Sellers or its Affiliates. No later than five Business Days after the date hereof and five Business Days prior to the Closing Date, the Sellers shall provide the Buyer with updated Schedules 3.11(e), 3.11(f) and 3.11(g).

(b) Effective as of the Closing, the Buyer or one of its Affiliates shall extend offers of employment to all of the System Hotel Employees. With respect to Employees (including Corporate Hires (as such term is defined in Section 6.9(c) below)) who are not covered by a Collective Bargaining Agreement, such offers of employment shall be on such terms and conditions that are no less favorable than those maintained by the applicable Seller immediately prior to the Closing Date for the benefit of such employees with respect to annual rate of base salary or hourly wages, as applicable, annual cash incentive opportunities, and which provide such employees with the opportunity to participate in employee benefit plans and programs that, in the aggregate, provide benefits that are no less favorable than those provided by the Seller to such employees immediately prior to the Closing Date. With respect to Employees who are covered by a Collective Bargaining Agreement, such offer shall be on a basis consistent with the applicable Collective Bargaining Agreement. Any Employee who becomes employed by the Buyer or any of its Affiliates on or after the Closing Date shall hereinafter be referred to as a “Transferred Employee.”

(c) The Buyer or one of its Affiliates may hire any Corporate Employee (other than any Excluded Employee and any Contract Employee who does not execute a waiver as described in Section 6.9(d)) (the “Corporate Hires”) at any time after the Closing Date through the date that is sixty days after the date of this Agreement; provided, however, that the Buyer and/or its Affiliates shall make offers of employment, to commence as of the Closing Date, to at least eighty-six (86) Corporate Employees (excluding any Excluded Employees and those Corporate Employees who are as of the date hereof parties to Employment Agreements), of which at least fifty-four (54) such Corporate Employees who are currently employed in Dallas, Texas, shall be made such an offer to remain employed in Dallas, Texas. The Sellers agree not to terminate the employment of any Corporate Employee (other than any Excluded Employee)

other than for cause until 60 days following the date of this Agreement, unless the Buyer provides the Sellers written notice prior thereto that it does not intend to make an offer of employment to any such Employee, in which case the Sellers may, in their discretion, terminate the employment of such Employee prior to such sixtieth day. No later than sixty (60) days from the date of this Agreement, the Buyer shall provide, in writing, the names of all Corporate Hires to whom it does not intend to make, or cause any of its Affiliates to make, offers of employment.

(d) The Sellers shall waive any and all restrictive covenants which would limit, impair, restrict or preclude the ability of any Contract Employee to become a Transferred Employee or to provide services to the Buyer or its Affiliates in any capacity, including but not limited to, any confidentiality, non-solicit or non-competition covenants that may be applicable to any such Employee, whether as part of an Employment Agreement or otherwise, to the extent that such Employee waives any rights he or she may have to any severance payments or severance benefits, whether pursuant to an Employment Agreement or otherwise, prior to the last day on which such Contract Employee would be eligible to receive an offer of employment from the Buyer or one of its Affiliates pursuant to Section 6.9(c); provided, however, that with respect to any Contract Employee who holds the title of executive vice president (or a more senior title), the Sellers and the Buyer shall cooperate in good faith in connection with the foregoing.

(e) Effective as of the Closing, all Liabilities arising out of, in respect of or relating to the hiring, employment or termination of any Transferred Employee arising out of events or conditions occurring before, on or after the Closing Date, including any Liability that (A) arises out of or relates to the employment or service provider relationship between the Sellers and their Affiliates and any Transferred Employee, including any claims, Liabilities or obligations that arise under any Law governing equal employment opportunity and discrimination in employment, occupational safety and health, the payment of wages and other compensation, the provision of workers’ compensation benefits and the maintenance of insurance for such benefits, and/or other terms and conditions of employment; (B) arises out of or relates to any claims under any Benefit Plan; or (C) arises out of or relates to any claims, liabilities or obligations for compensation, severance, retention or employee benefits of any nature, but excluding any severance obligations or other monetary obligations arising under any Employment Agreement or any other severance obligations arising on or before the Closing Date, shall be deemed “Assumed Liabilities” for all purposes under this Agreement.

(f) Effective as of the Closing, through December 31, 2005, all Transferred Employees (and their respective beneficiaries, as applicable) shall continue to participate, at the Buyer’s expense, in any Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) in which such Employees participated immediately prior to the Closing Date. For all purposes hereunder, the term “Buyer’s expense” shall be limited to the costs that the Sellers and their respective Affiliates incur under any such Benefit Plan in respect of such participation during such period (and, for the avoidance of doubt, with respect to any self-insured medical Benefit Plan, such expenses shall be limited to the 2005 monthly premium contribution costs currently payable by the Sellers or their respective Affiliates, as applicable, in respect of such Transferred Employees’ (and their respective beneficiaries’) participation therein, not the full costs of any actual claims submitted under any such Benefit Plan with respect to any such plan participants in respect of such period). Buyer agrees that it shall deliver to the Seller as soon as practicable all applicable participant payroll contribution deductions and Buyer’s premium contributions. Notwithstanding the foregoing, with respect to the Transferred Employees, the Buyer shall, or shall cause its Affiliates to, recognize all service with the Sellers and any of their respective Affiliates for purposes of eligibility, vesting, vacation and severance determinations and other seniority-based benefits (but not benefit accrual under any defined benefit pension plan) under any employee benefit plan, program or arrangement maintained for the benefit of the Transferred Employees at and/or after the Closing, to the same extent such service was recognized under a comparable Benefit Plan except to the extent contrary to a Collective Bargaining Agreement.

(g) Effective as of the Closing Date, the Buyer shall expressly assume, and otherwise pay or otherwise perform or discharge in the ordinary course of business each Collective Bargaining Agreement, including, without limitation, all payment and performance obligations and other liabilities thereunder. In addition, with respect to any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) pursuant to which the Buyer shall, as a result of the assumption of all liabilities and obligations of the Sellers or their Affiliates, as applicable under each Collective Bargaining Agreement as set forth above in this Section 6.9(g), be required to contribute, the Buyer shall satisfy all of the requirements of a “purchaser” (within the meaning of Section 4204 of ERISA) set forth in Section 4204(a)(i)(A) and (B) of ERISA; provided, however, that if the Buyer withdraws in a Complete Withdrawal, or a Partial Withdrawal with respect to any Covered Operations of any of the Companies during the period of five plan years commencing with the first plan year beginning after the Closing Date, the Sellers or its Affiliates, as applicable, shall be secondarily liable for any Withdrawal Liability they would have had to the Multiemployer Plan with respect to such operations (but for the application of Section 4204 of ERISA) if the liability of the Buyer with respect to the Multiemployer Plan is not paid. For purposes of this Section 6.9(g), all capitalized terms used herein shall have the meanings ascribed to such terms under Section 4204 of ERISA.

(h) Consistent with the provisions of Section 2.1(a), with respect to the Wyndham International, Inc. Employees Savings & Retirement Plan (Plan 001-401(k)) (the “Savings Plan”), Seller shall (i) as of the Closing Date cause the trustees of the Savings Plan to identify the assets of the Savings Plan representing the full account balances of the Transferred Employees for all periods of participation through the Closing Date (or, with respect to any Corporate Employees whose employment commences after the Closing Date pursuant to Section 6.9(c), the effective date of the termination of their employment with Sellers or their respective Affiliates (any such date, an “Employee Termination Date”)) (including, as applicable, all employee contributions, employer contributions and all earnings attributable thereto); and (ii) as soon as practicable after the Closing Date, provide for the transfer of assets described in this Section 6.9(h). Buyer shall (x) give Seller written notice of the name of the trustee of the defined contribution plan designated by Buyer to which the assets and liabilities for benefits of the Savings Plan are to be transferred (the “Buyer Savings Plan”), accompanied by a copy of the most recent favorable IRS determination letter for such plan received by Buyer, as promptly as possible after the Closing Date, but in any event prior to the date on which such transfer is to occur; and (y) make all required filings and submissions to appropriate Governmental Authorities. As soon as practicable after the Closing, and pursuant to the procedures set forth below, Seller shall cause the trustees of the Savings Plan to transfer to the trustee of the Buyer Savings Plan, on the Savings Transfer Date, the following amount (the “Total Transfer

Amount”): (A) the full account balances (in kind or in cash as determined by Seller, and notes for any loans to the Transferred Employees) of all Transferred Employees, whose account balances shall have been credited with appropriate earnings and contributions, if any, attributable to the period ending on the close of business on the day preceding the Closing Date (or if applicable for any given Transferred Employee, the Employee Termination Date of such Transferred Employee), plus (B) earnings on such account balances attributable to the period from the Closing to the Savings Transfer Date, reduced by (C) any benefit or withdrawal payments made in respect of the Transferred Employees prior to the Savings Transfer Date. The “Savings Transfer Date” shall be the last day of the month following the immediately preceding month in which Buyer has requested the transfer and Seller has received copies of the applicable favorable Buyer IRS determination letters. In consideration of the transfer of assets hereunder, Buyer shall, as of the Savings Transfer Date, cause the Buyer Savings Plan to assume the liabilities for benefits payable to Savings Plan participants and beneficiaries in respect of participants for whom assets (including notes) are transferred.

(i) The Sellers and the Buyer acknowledge and agree that all provisions contained herein with respect to employees are included for the sole benefit of the Buyer and the Sellers (and Sellers’ Affiliates) and shall not create any right (i) in any other Person, including any employees, former employee, any participant in any benefit plans or any beneficiary thereof or (ii) to continued employment with the Buyer.

(j) On or before the Closing Date, Sellers and their Affiliates shall provide a list of the name and site of employment of any and all employees of Sellers and their Affiliates who have experienced, or will experience, an employment loss or layoff – as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) – within ninety (90) days prior to the Closing Date. Sellers and their Affiliates shall update this list up to and including the Closing Date.

(k) The Sellers and their Affiliates shall not, at any time ninety (90) days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (1) a plant closing as defined in the WARN Act affecting any site of employment of one or more facilities or operating units within any site of employment of Sellers or their Affiliates; (2) a mass layoff as defined in the WARN Act affecting any site of employment of the Sellers or their Affiliates; or (3) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.

(l) Pursuant to the Transition Services Agreement, certain Corporate Employees who are not made offers of employment pursuant to Section 6.9(c) shall remain employed by Seller and its Affiliates but shall provide services to the Buyer and its Affiliates for a certain period following the Closing Date, and certain Employees who are made offers of employment pursuant to Section 6.9(b) or Section 6.9(c) shall become employed by the Buyer or one of its Affiliates and shall provide services to the Sellers and their Affiliates for a certain period following the Closing Date (such employees, “Transition Employees”). In connection with such agreement, the Buyer and Seller agree as follows with respect to liability for cash severance payments to be paid to Transition Employees who are not Excluded Employees: (i) if a Transition Employee’s services are terminated on or prior to December 31, 2005, then the

Seller or its Affiliates will be responsible for 100% of the cash severance costs for such employee; (ii) if a Transition Employee’s services are terminated on or after January 1, 2006 but before May 1, 2006, then the Seller or its Affiliates will be responsible for 100% of the cash severance costs for such employee, except that the Buyer will be responsible for 50% of the incremental cost of any enhanced cash severance amounts payable to such employee pursuant to the Seller severance policies in effect as of the date of this Agreement (it being understood among the parties hereto that the Seller shall extend the application of such enhanced severance policies through April 30, 2006); (iii) if a Transition Employee’s services are terminated at any time on or after May 1, 2006 but before October 1, 2006, then each of the Seller and the Buyer shall be responsible for 50% of the cash severance costs for such employee, provided that if the services of a Transition Employee employed by the Buyer or its Affiliates utilized by the Sellers or any of their Affiliates are extended to or beyond October 1, 2006, then the sharing of cash severance costs as set forth in this clause (iii) shall also be extended through the date on which such services are no longer utilized by the Sellers or any of their Affiliates (such date, the “Applicable Date”); and (iv) if a Transition Employee’s services are terminated at any time on or after October 1, 2006 (or, if applicable, the Applicable Date), then the Buyer shall be responsible for 100% of the cash severance costs for such employee. For any Transition Employee whose services are terminated on or prior to December 31, 2005, Seller shall be responsible for providing continuation coverage benefits under Section 4980B of the Code with respect to such Transition Employees, but for any Transition Employee whose services are terminated after December 31, 2005, such employee’s respective employer as of the date of such termination shall be responsible for providing continuation coverage benefits under Section 4980B of the Code with respect to such employee. Notwithstanding the foregoing, nothing contained herein shall obligate the Sellers or any of their Affiliates to employ any Transition Employee after June 30, 2006.

(m) The Sellers agrees that they will not, and they will cause their respective officers, directors, employees, agents, representatives and Affiliates (each a “Seller Representative”) not to, whether on the Sellers’ or such Seller Representative’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (i) encourage any Corporate Employee (other than any Excluded Employee) or System Hotel Employee not to accept any offer of employment made by the Buyer or any of its Affiliates pursuant to Section 6.9 above or make any offer of employment to any Corporate Employee (other than any Excluded Employee) or System Hotel Employee; or (ii) during the one year period following the Closing Date, solicit or encourage any Transferred Employee to cease work with the Buyer or any of its Affiliates. Notwithstanding the foregoing, the restrictions set forth in this Section 6.9(m) will not prohibit the Sellers nor any Seller Representatives from: (A) advertising employment opportunities in any general solicitation not targeted at Corporate Employees, including national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, (B) participating in any third-party hiring fair or similar event open to the public or (C) negotiating with, offering employment to or employing any Person contacted through such medium.

Section 6.10 Other Assets and Agreements. Following the Closing, upon the discovery by any Seller or any of its Affiliates or by Buyer of any asset or property used primarily in connection with the Business or the Assets that is not an Excluded Asset and that was not transferred, conveyed or assigned to Buyer hereunder but used or held for use by any of the Sellers or any of their respective Affiliates, the Sellers, jointly and severally, shall, and shall cause their respective Affiliates to, (a) deliver written notice to Buyer of the existence and non-transfer, non-conveyance or non-assumption of such item and provide Buyer with all the information about and with access to such item as Buyer may reasonably request, and (b) if requested by Buyer, shall use commercially reasonable efforts to transfer, convey or assign to the Buyer or its Affiliates (as specified by Buyer) such item in the manner and on the terms and conditions as if it were an Asset under this Agreement, subject to applicable Law and the terms of this Agreement. The provisions of this Section 6.10 shall survive the Closing.

Section 6.11 Transitional Trademark Licenses.

(a) Following the Closing, Sellers shall (and shall cause their Affiliates to), as soon as practicable, but in no event later than 135 days following the Closing, cease to (i) make any use of any Trademarks that include the term “WYNDHAM”, or any other Trademark included in the Assigned IP, and (B) any Trademarks containing or comprising the foregoing, including any Trademarks confusingly similar thereto or dilutive thereof, and (ii) hold themselves out as having any affiliation with the Business, in each case except as otherwise provided in the Trademark License Agreement and in any franchise agreement or management agreement between Sellers or any of their Affiliates on the one hand and Buyer and any of its Affiliates on the other hand. In furtherance thereof, as soon as practicable but in no event later than 135 days following the Closing Date, Sellers shall (and shall cause their Affiliates to) remove, strike over or otherwise obliterate all Trademarks included in the Assigned IP from all assets and other materials retained by the Sellers and their Affiliates, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by the Sellers or any of their Affiliates of any Trademarks included in the Assigned IP during the interim 135 day period is subject to their compliance with the quality control requirements and guidelines in effect for such Trademarks as of the Closing Date.

(b) From and after the Closing Date until December 31, 2005 (the “Transition Period”), Sellers on behalf of themselves and their Affiliates shall grant to Buyer and its Affiliates, a worldwide, royalty-free, and sublicenseable right and license to use any of the Sellers’ or their Affiliates’ Trademarks that contain the names and marks GOLDEN DOOR (collectively, the “Golden Door Marks”), solely for use in connection with the Business as it is conducted as of the date of this Agreement, including use on products in the “Golden Door Bath Care Collection” and the “Golden Door Skin Care” product line that are provided to System Hotels as of the date of this Agreement (such use to include the right to procure products consistent with past practice through December 31, 2005). In addition, products acquired in the ordinary course consistent with past practice prior to December 31, 2005 may continue to be used after such date but in no event may such products be used after June 30, 2006. Buyer agrees that within ninety (90) days after the expiration of the Transition Period, but subject to the preceding sentence of this Section 6.11(b), it shall (and shall cause its Affiliates and instruct its sublicensees to) cease to make any use of the Golden Door Marks and any Trademarks containing or comprising the Golden Door Marks, including any Trademarks confusingly similar thereto or dilutive thereof, and remove, strike over or otherwise obliterate all Trademarks containing or comprising the foregoing from all assets and other materials, including, without limitation, any spa, bath care and skin care products, purchase orders, product labels, packaging materials, displays, signs, shipping, and invoicing documentation, websites, email, computer software and other materials and systems, signage and all other operational, promotional, marketing materials and/or any other identification in any shape, form or manner. Buyer agrees that upon the expiration of the Transition Period, it shall (and shall cause its Affiliates and instruct its sublicensees to) cease to make any use of the Golden Door Marks, except with respect to inventory as provided above. Any use by the Buyer or any of its Affiliates or sublicensees of any of the Golden Door Marks during the Transition Period is subject to their compliance with the quality control requirements and guidelines in effect for such Golden Door Marks as of the Closing Date. In the event that any sublicensee of Buyer or its Affiliates does not comply with the provisions of this Section 6.11(b), then upon request from Sellers, Buyer will seek injunctive relief against such sublicensee. The foregoing sentence sets forth Buyer’s sole and exclusive obligation, and Seller’s sole and exclusive remedy against Buyer and its Affiliates, with respect to any breaches of this Section 6.11(b) by Buyer’s and its Affiliates’ sublicensees.

(c) Prior to Closing, the Sellers shall use their commercially reasonable efforts to make any payment and associated filing to maintain or renew any applications or registrations for Trademarks that are included in the Assigned IP for which such maintenance or renewal payment is due within 30 days from Closing.

(d) For a period of one (1) year from the Closing Date, Buyer shall use its commercially reasonable efforts to maintain the Designated Domain Names and shall redirect all internet traffic directed to the Designated Domain Names to www.luxuryresorts.com, provided that the associated website does not disparage the Assigned IP. Buyer shall not use the Designated Domain Names for any other purpose.

Section 6.12 Accounts Receivable.

(a) Any royalties, interest, commissions, fees and other payments, including without limitation, payments in respect of principal and interest, received by the Sellers or any Affiliate thereof relating to the Assets after the Closing Date in any capacity, accrued on or after the Closing Date, or in respect of any Contract on or after the Closing Date, shall as of the Closing Date be for the account of Buyer. Any such amounts received by the Sellers and their Affiliates after the Closing Date shall be received by the Sellers and their Affiliates in trust for the Buyer and the Sellers will, and will cause their respective Affiliates to, subject to the consummation of the Closing, promptly pay such amounts to an accounted designated by Buyer upon receipt of such account information from Buyer.

(b) Any interest, commissions, fees and other payments, including payments in respect of principal and interest, received by the Buyer in any capacity in respect of any Excluded Asset (whether because the Closing has not yet occurred or otherwise) shall be received by the Buyer in trust for the Sellers and the Buyer will promptly pay such amounts to an account designated by Sellers upon receipt of such account information from the Seller Representative.

Section 6.13 Franchise Agreements.

(a) Prior to the Closing, the Sellers and one or more Affiliates of the Sellers shall enter into a franchise agreement in substantially the form attached as Exhibit E with respect to one or more of the properties listed on Schedule 6.13(a); provided, however, at the option of Sellers, Sellers may elect (for the benefit of themselves and their Affiliates) not to enter into a franchise agreement with the respect to the properties located in Secaucus, New Jersey, Jamesburg, New Jersey or Fairfield, New Jersey.

(b) Prior to the Closing, (i) the Sellers, on the one hand, and (ii) either one or more Affiliates of Sellers or Biltmore Mountain, L.L.C., an Ohio limited liability company (or any of its Affiliates), on the other hand, shall each enter into a franchise agreement in substantially the form attached as Exhibit F with respect to the property listed on Schedule 6.13(b); provided, however, if Biltmore Mountain, L.L.C. objects to the form of franchise agreement attached as Exhibit F with respect to the property listed on Schedule 6.13(b), the Sellers shall have the right to use the form of franchise agreement attached as Exhibit G in lieu thereof.

(c) At the option of the Sellers, prior to the Closing, the Sellers and Wyndham Management Corporation (“WMC”) (or its successors and assigns) may enter into a franchise agreement in substantially the form attached as Exhibit H. If Sellers and WMC elect not to enter into such franchise agreement, the Sellers and WMC shall act promptly to remove all indicia of a System Hotel from such hotel, as provided in Section XVIII of Exhibit E.

(d) In addition to the foregoing franchise agreements, Sellers shall have the right to enter into one or more agreements with mortgage or mezzanine lenders acknowledging collateral assignments of these franchise agreements in favor of such lenders and related matters provided such agreements are in a form reasonably acceptable to Buyer.

(e) For purposes of this Agreement, upon entering any of the franchise agreements (and other agreements relating thereto) prior to the Closing as contemplated by clauses (a), (b), (c) or (d) above, such agreement shall be deemed a Franchise Agreement (or a modification thereof) for all purposes under this Agreement from and after the date so executed (and, for the avoidance of doubt, to the extent any of the foregoing franchise agreements as contemplated by clauses (a), (b), (c) or (d) above are not entered into as provided herein, they shall not be deemed to be a Franchise Agreement for any purpose under this Agreement).

Section 6.14 Purchase Price Allocation. The parties will allocate the Purchase Price prior to Closing based upon a mutually satisfactory valuation analysis to be jointly prepared by the parties prior to the Closing. The allocation of the Purchase Price among assets sold by the Sellers, shall be prepared in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that, in the event of any adjustment to the Purchase Price pursuant to this Agreement, (i) the Sellers shall promptly prepare and furnish to the Buyer an amendment to such allocation, (ii) the Buyer may promptly, but in no event later than 10 days after receipt of such amendment, comment on the amendment and (iii) the parties shall consult with each other to arrive at a mutually satisfactory amendment to the allocation. The Sellers and the Buyer agree to act in accordance with the computations and allocations resulting from the procedures set forth in this Section 6.14 (including, without limitation, any modifications pursuant to the proviso immediately preceding this sentence), and shall not take any position inconsistent therewith on any Tax Return (including, without limitation, any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign Law) or before any taxing authority, except as required by applicable Law.

Section 6.15 Transfer Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, all sales, use, stamp, registration and other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne one-half by Buyer and one-half by Sellers;

(b) Subject to Section 6.15(c), Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed in respect of Transfer Taxes, and shall pay (or cause to be paid) to the applicable Tax Authorities the Transfer Taxes shown to be due and payable on the face of such Tax Returns. The Sellers agree to cooperate in the preparation and filing of such Tax Returns, and agrees to pay promptly to the Buyer the Sellers’ share of such Transfer Taxes.

(c) The Sellers shall prepare and file (or cause to be prepared and files) all Tax Returns required under applicable Law to be filed by the Sellers in respect of Transfer Taxes, and shall pay (or cause to be paid) to the applicable Tax Authorities the Transfer Taxes shown to be due and payable on the face of such Tax Returns. The Buyer agrees to cooperate in the preparation and filing of such Tax Returns, and agrees to pay promptly to the Sellers the Buyer’s share of such Transfer Taxes.

Section 6.16 Bonaventure. Wyndham Management Corporation shall notify Bonaventure Associates, Ltd. of its desire to terminate the Bonaventure Letter Agreement no later than the Closing Date. In connection with such termination, Wyndham Management Corporation shall cooperate with Buyer to seek from Bonaventure Associates, Ltd. (i) the release of any and all claims against Wyndham Management Corporation and Buyer and their respective Affiliates and (ii) an agreement not to disparage Wyndham Management Corporation or Buyer or their respective Affiliates or properties. Prior to the Bonaventure Termination Date, at the request of Buyer and upon reasonable notice, the Seller Representative shall cooperate with Buyer to seek a meeting with Bonaventure Associates, Ltd. with respect to the possibility of Buyer providing Bonaventure Associates, Ltd. hotel management services.

Section 6.17 Insurance.

(a) After the Closing, the Sellers shall not improperly or unnecessarily exhaust, commute, release, novate or otherwise interfere with or prejudice any right the Buyer (or any of its Affiliates) may have under any insurance policy that is in effect as of the date hereof which provides insurance coverage to the Business or Assets (collectively, the “Applicable Insurance Policies”); provided that Seller shall not be required to bear any cost in connection with the foregoing.

(b) After the Closing, (i) each party shall cooperate and assist the other parties and their Affiliates in making claims, pursuing recoveries and securing defense costs under the Applicable Insurance Policies in respect of matters which have occurred or arisen prior to the Closing related to the Business, the Assets or the Excluded Assets and (ii) recoveries or other payments received by the Sellers or their Affiliates under any Applicable Insurance Policy related to the Business, Assets or Assumed Liabilities shall be paid to the Buyer (less any amount actually expended by the Sellers or their Affiliates) for the benefit of the Business, Assets or Assumed Liabilities in connection therewith.

(c) To the extent necessary to maximize recoveries and payouts under the Applicable Insurance Policies, any Liability in respect of matters which have occurred or arisen prior to the Closing related to the Business or Assets for which insurance would have been available under the Applicable Insurance Policies (if the Business and Assets were owned by the Sellers) shall be deemed an Excluded Liability solely to the extent of any recovery or other payment received by the Sellers or their Affiliates under any Applicable Insurance Policy (less any amounts actually expended by the Sellers).

(d) At the Buyer’s request, and at the expense of Buyer, Sellers will cooperate with Buyer to obtain a D&O liability insurance tail or an amendment to Sellers’ existing D&O liability insurance tail, an employment practices insurance tail and a tail insurance policy for any claims made insurance policy covering the Business, the Assets or the Transferred Employee.

Section 6.18 Transition Services Agreement. Between the date hereof and the Closing Date, the parties shall negotiate in good faith to enter into a transition services agreement (a “Transition Services Agreement”) substantially consistent with the terms set forth on Schedule 6.18 and shall develop a plan for implementation of the Services (as defined in the terms set forth on Schedule 6.18) to be provided with respect to Summerfield Suites.

Section 6.19 Books and Records.

(a) Following the Closing, subject to applicable Laws, contractual restrictions and privacy policies, Buyer shall not dispose of or destroy any Business Records or guest and customer lists relating to periods prior to the Closing other than in accordance with the Buyer’s document retention policies, without first offering to turn over possession thereof to the Sellers by written notice at least sixty days prior to the proposed date of such disposition or destruction.

(b) Following the Closing, the parties shall allow each other and their agents reasonable access to all Business Records existing as of the Closing on reasonable notice and at reasonable times and for a reasonable purpose at the disclosing party’s principal place of business or at any location where any Business Records are stored, and the requesting party shall have the right, at its own expense, to make copies of any Business Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the disclosing party’s business. Notwithstanding the foregoing, to the extent Sellers or their Affiliates are required by Law to retain any Business Records or Documents relating to the Business or Assets prior to the Closing, Sellers shall, and shall cause their Affiliates to, (i) allow Buyer and its Representatives access to such Business Records and Documents and (ii) make copies of such Business Records and Documents for Buyer at Sellers’ expense.

(c) Notwithstanding anything to the contrary in this Agreement but subject to applicable Laws, contractual restrictions and privacy policies, (i) prior to the Closing Date and (ii) after the Closing, on reasonable notice and at reasonable times at mutually agreed locations, the Sellers may make, or cause to be made, such duplicates of the guest and customer lists of the Business prior to the Closing as they desire and may retain possession of any such duplicate guest and customer lists; provided, that, Sellers may retain and use such guest and customer lists on a nonexclusive, nontransferable basis solely for purposes of managing and marketing hotel and lodging properties owned or managed by Sellers or their Affiliates.

Section 6.20 Tempus. On or before the date hereof, Wyndham International Inc. has delivered to Tempus a Termination Notice (as defined in the Tempus Termination Agreement) and, on or before September 22, 2005, Sellers shall pay the Termination Payment (as defined in the Tempus Termination Agreement) to Tempus. From and after the Closing, Buyer shall comply with and satisfy the obligations of Wyndham International Inc. under Sections 3.3 and 3.6 of the Tempus Termination Agreement and any fees received by the Sellers from Tempus on account of the performance by Buyer of such obligations shall be promptly paid over to Buyer. In the event that at any time after the Closing, Buyer gives Sellers notice that it desires to remove the Palms Resort (as defined in the Tempus Termination Agreement) from the central reservation system, websites and directories of the System Hotels, Wyndham International, Inc. shall give notice of such removal to Tempus under Section 3.6 of the Tempus Termination Agreement.

Section 6.21 Bifurcated Agreements.

(a) The Sellers and the Buyer shall use commercially reasonable efforts to cause the counterparty under each Group Contract to bifurcate the rights and obligations under the applicable Group Contract into two separate contracts or agreements (each such contract, a “Bifurcated Contract”), one of which shall be applicable solely to the operations of the Business (or the portion of the operations of the Business previously subject to such contract) and the other of which shall be applicable to the balance of the operations and properties previously subject to such contract.

(b) In the event a Group Contract is bifurcated, (i) each new contract shall be on substantially the same terms and conditions as the original Group Contract with appropriate equitable adjustments to reflect the bifurcation and (ii) the Sellers (or an Affiliate thereof) shall assign and the Buyer shall assume the applicable Bifurcated Contract at Closing.

(c) In the event that prior to the Closing, one or more Group Contracts have not been successfully bifurcated pursuant to the provisions of this Section 6.21, Buyer and Sellers shall cooperate to assign such non-bifurcated Group Contract to Buyer; provided, however, to the extent such Group Contract is assigned to Buyer or an Affiliate thereof, Sellers shall continue to receive the benefit of such Group Contract and shall reimburse the Buyer from time to time, upon demand, for the actual costs incurred by Buyer (or an Affiliate thereof) under such Group Contract allocable to the Excluded Assets for any period after the Closing.

(d) In the event that prior to the Closing, one or more Group Contracts have not been successfully bifurcated pursuant to the provisions of this Section 6.21 and have not been assigned to Buyer or its Affiliates pursuant to Section 6.21(c), any such Group Contract shall not be assigned by Sellers (or an Affiliate thereof) nor assumed by Buyer; provided, however, to the extent the Buyer or an Affiliate thereof continues to receive the benefit of such Group Contract, it shall reimburse the Sellers from time to time, upon demand, for the actual costs incurred by Sellers (or an Affiliate thereof) under such Group Contracts allocable to the Business for any period after the Closing.

Section 6.22 Wyndham Metairie. The Buyer agrees that it shall, at the request of the Seller Representative, agree to terminate that certain Management Agreement (as amended by the First Amendment dated February 7, 2001) with respect to the Wyndham Metairie – New Orleans in accordance with agreements existing as of the date of this Agreement (as such agreements may be amended from time to time) with the hotel owner of the Wyndham Metairie – New Orleans to permit such termination and take such other reasonable measures (or refrain from taking such reasonable measures) as requested by the Seller Representative with respect to such Management Agreement assigned to Buyer hereunder; provided, however, that any Liabilities of Buyer arising out taking such actions at the request of the Seller Representative as provided hereunder shall be deemed Excluded Liabilities hereunder.

Section 6.23 Content License Back. Subject to any applicable contractual or other restrictions existing as of the Closing Date other than any such restriction entered into by Buyer with a third party, and only to the extent of Buyer’s ownership rights in the Content: (i) Buyer hereby grants to Sellers a perpetual, royalty-free and fully-paid up (without right of accounting), worldwide license to exercise all rights under and otherwise fully exploit the Content in connection with the Retained Business; (ii) the rights granted in the foregoing subsection (i) are sublicensable and assignable (including assignment in connection with a sale of the Retained Business) in accordance and consistent with this Section 6.23 (except that the Content may not be licensed or otherwise provided or transferred as a reseller or otherwise other than in connection with the Retained Business); and (iii) for seven (7) years from and after the Closing Date, Sellers shall use commercially reasonable efforts to maintain the confidentiality of the confidential Content. The foregoing license grant is made on an “AS IS” basis, with all faults, and Seller’s exercise of its rights under this Section 6.23 is at its sole risk and liability; Buyer disclaims all representations and warranties regarding the Content and the rights granted in this Section 6.23, including any and all representations regarding merchantability, fitness for a particular purpose or against infringement. Sellers acknowledge that they have no rights to any updates or replacements to the Content, or any support related thereto, from Buyer. Except for the express rights granted above in this Section 6.23, Buyer expressly reserves all of its right title and interest in and to the Content. Notwithstanding anything in this Agreement to the contrary, this Section 6.23 shall survive in perpetuity.

ARTICLE VII

TERMINATION

Section 7.1 Termination Events. This Agreement may be terminated at any time prior to the Closing Date by:

(a) Mutual Consent. The mutual written consent of the Buyer and the Sellers

(b) Court or Administrative Order. The Buyer or the Sellers, if there shall be in effect a final, non-appealable injunction or order of a Governmental Entity of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

(c) Delay. The Buyer or the Sellers, if the Closing shall not have occurred by the two-month anniversary of the date of this Agreement (the “Termination Date”), provided that (i) the Termination Date shall be extended to the three-month anniversary of the date of this Agreement if the condition set forth in Section 5.1(a) shall not have been satisfied by such two-month anniversary and (ii) the failure of the Closing to occur on or before the Termination Date (as it may be extended) did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or agreement provided for herein that is required to be fulfilled by it prior to Closing.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party, other than the provisions of Section 6.8, this Section 7.2 and Article IX, except that, notwithstanding anything in this Agreement to the contrary, neither party shall be relieved or released from any Liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered under this Agreement shall survive the Closing; provided, however, that (a) the representations contained in Section 3.8(b), Section 3.9(a) and Section 3.13 (solely in respect of the Assets other than the Contracts or the Assigned IP) shall survive for one year following the Closing Date and (b) this Section 8.1 shall not limit any covenant or agreement of the parties contained in this Agreement which by its terms contemplates performance after the Closing.

Section 8.2 Indemnification.

(a) After the Closing, the Sellers shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) for, and will pay to the Seller Indemnified Parties the amount of any loss, claim (including third party claims), demand, damages (of any nature whatsoever), cause of action, cost, penalty, fine, judgment, Legal Action, settlement or expense (including reasonable costs of investigation, reasonable attorneys’ fees, consultants’ fees and costs, experts’ fees or any reasonable legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise, including without limitation, the costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such Legal Action), in each case actually suffered or incurred (collectively, “Damages”), arising from or related to (i) subject to Section 8.2(c), the breach of any representation or warranty that survives the Closing, (ii) the breach of any covenant or obligation to be performed after the Closing made by Sellers in this Agreement or (iii) any Excluded Liability.

(b) After the Closing, the Buyer shall indemnify and hold harmless the Sellers and their Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) for, and will pay to the Buyer Indemnified Parties the amount of any Damages arising from or related to any Assumed Liability or the breach of any covenant or obligation to be performed after the Closing made by Buyer in this Agreement.

(c) No indemnity shall be payable to any Seller Indemnified Parties with respect to any claim under clause (i) of Section 8.2(a) unless a claim with respect to such breach shall have been made in accordance with Section 8.3 prior to the one-year anniversary of this Agreement and unless and until the aggregate of all Damages indemnified by the Sellers hereunder exceeds $2 million (such amount, the “Basket Amount”), and then only to the extent of such excess; provided, however, that the aggregate amount payable by Sellers to the Seller Indemnified Parties with respect to claims under clause (i) of Section 8.2(a) shall not exceed $50 million. For the avoidance of doubt, the limitations set forth in the preceding sentence shall not apply in the case of any Damages suffered by (i) any Buyer Indemnified Parties arising from or related to the Assumed Liabilities or the breach by a Seller of any covenant or obligation to be performed after the Closing in this Agreement or (ii) any Seller Indemnified Parties arising from or related to the Excluded Liabilities or the breach by the Buyer of any covenant or obligation to be performed after the Closing in this Agreement.

Section 8.3 Indemnification Procedure. Any Indemnified Party seeking indemnification under this Article VIII shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article VIII, promptly following such determination, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.3 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. The obligations and Liabilities of an Indemnifying Party under this Article VIII with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.3 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel must be reasonably acceptable to the Indemnified Party) if it gives notice of its intentions to do so to the Indemnified Party within 20 Business Days (or sooner, if the nature of the Third Party Claim so requires) of the receipt of such notice from the Indemnified Party; provided, however, that if (i) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party or (ii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that in any case the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the even the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments which will be paid by the Indemnifying Party without the prior written consent of the Indemnifying Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

Section 8.4 Indemnification as Exclusive Remedy. The indemnification provided in this Article VIII, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing remedy of the Indemnified Parties, whether in contact, tort or otherwise, in connection with this Agreement and the transaction contemplated hereby, including for any breach of any representation, warranty, covenant or agreement contained herein; provided, however, that this Section does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligation under this Agreement or (ii) fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Intentionally Omitted.

Section 9.2 Successors and Assigns; No Third-Party Beneficiaries. The terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and, except for the right of Indemnified Parties under Section 8.2, nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 9.3 Assignment. This Agreement and any of the rights and obligations hereunder may not be assigned by the Buyer without the prior written consent of the Seller Representative. This Agreement and any of the rights and obligations hereunder may not be assigned by any Sellers without the prior written consent of the Buyer. The Buyer may designate one or more Affiliates to which the right to purchase one or more of the Assets will be assigned at the Closing, provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.

Section 9.4 Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 9.5 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service or (iii) telecopied, with telephone confirmation within one Business Day, as follows:

(a) To any Seller:

     Wyndham International Inc.

     1950 Stemmons Frwy, Suite 6001

     Dallas, Texas 75207 Attention: Mark A. Solls, Executive Vice President and

     General Counsel

     Facsimile: (214) 863-1841

     Telephone: (214) 863-1821

     with copies thereof to:

     Blackstone Real Estate Acquisitions IV L.L.C.

     345 Park Avenue

     32nd Floor

     New York, New York 10154

     Attention: Jonathan D. Gray

     Facsimile: (212) 583-5573

     Telephone: (212) 583-5803

     Simpson Thacher & Bartlett LLP

     425 Lexington Avenue

     New York, New York 10017

     Attention: Gregory J. Ressa, Esq.

                      Brian M. Stadler, Esq.

     Facsimile: (212) 455-2502

     Telephone: (212) 455-2000

(b) To Buyer:

     Cendant Hotel Group, Inc.

     1 Sylvan Way

     Parsippany, New Jersey 07054

     Attention: Joel R. Buckberg, Executive Vice President,

     Deputy General Counsel

     Facsimile: (973) 496-2699

     Telephone: (973) 496-5265

     with copies thereof to:

     Cendant Corporation

     9 West 57th Street

     New York, New York 10019

     Attention: Eric J. Bock, Executive Vice President—Law,

     Corporate Secretary

     Facsimile: (212) 413-1922

     Telephone: (212) 413-1836

     Skadden, Arps, Slate, Meagher & Flom LLP

     4 Times Square

     New York, New York 10036

     Attention: Eric J. Friedman, Esq.

                              Alejandro Radzyminski, Esq.

     Facsimile: (212) 735-2000

     Telephone: (212) 735-3000

(c) All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

Section 9.6 Entire Agreement.

(a) This Agreement, along with the Exhibits and Schedules hereto constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

(b) In entering into this Agreement, the Buyer acknowledges and agrees that it has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any shareholder, member, partner of any Seller, or any Affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller, with respect to the Assets or the Business or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, no Seller makes any representations or warranties whatsoever, whether express or implied or arising by operation of Law, with respect to the Assets or the Business. Without limiting the foregoing, the Buyer acknowledges that it has received from the Sellers and their Affiliates certain projections and other forecasts and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Buyer shall have no claim against anyone with respect thereto other than with respect to claims for fraud.

Section 9.7 Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 9.8 No Waiver. No waiver by any party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 9.9 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Laws of the State of New York.

Section 9.10 Submission to Jurisdiction. The Buyer and each Seller irrevocably submits to exclusive the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, except that any judgment or order of any New York Court issued hereunder may be entered and enforced in any court having jurisdiction. The parties further agree that service of any process, summons, notice or document in accordance with Section 9.5 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Buyer and each Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts for the, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.11 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

Section 9.12 Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 9.13 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Section 9.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 9.15 Specific Performance. The parties recognize and agree that irreparable harm will result from any breach of this Agreement. In the event of such a breach prior to the termination of this Agreement pursuant to Article VII, in addition to any other remedy to which a party may be entitled, any party shall be entitled to equitable relief, including injunctive relief and/or specific performance, as damages will not be an adequate remedy. The performing party may seek such relief in any state or federal court contemplated by Section 9.10 without the posting of a bond.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLERS:

WYNDHAM MANAGEMENT CORPORATION

By:
Name:
Title:

GH-GALVESTON, INC.

By:
Name:
Title:

W-ISLA, LLC

By:
Name:
Title:

PERFORMANCE HOSPITALITY MANAGEMENT COMPANY

By:
Name:
Title:

WYNDHAM (BERMUDA) MANAGEMENT COMPANY, LTD.

WYNDHAM (BERMUDA) MANAGEMENT COMPANY, LTD.

By:
Name:
Title:

WYNDHAM HOTELS & RESORTS (ARUBA) N.V.

By:
Name:
Title:

WHC FRANCHISE CORPORATION

By:
Name:
Title:

WYNDHAM INTERNATIONAL INC.

By:
Name:
Title:

WYNDHAM IP CORPORATION

By:
Name:
Title:

WYNDHAM 58TH STREET, L.L.C.

By:
Name:
Title:

GRAND BAY MANAGEMENT COMPANY

By:
Name:
Title:

WYNDHAM INTERNATIONAL OPERATING PARTNERSHIP, L.P.

BY: WYNDHAM INTERNATIONAL INC., its General Partner

By:
Name:
Title:

BUYER:

CENDANT CORPORATION

By:
Name:
Title: